Filed Under Rule 433
Registration No. 333-135813
GE Interest Plus Earn more on your rainy-day money. Enjoy 2.73% to 3.04%* with GE Interest Plus! GE Interest Plus is a direct investment in corporate notes issued by AAA-rated General Electric Capital Corporation. With an investment of $500 or more, you can start earning from 2.73% to 3.04% — with no sales or redemption fees! And, because you can link your investment to your checking account, you can add to it and redeem from it with ease. You can even write an unlimited number of checks (minimum of $250) to access your money when you want. Start earning more for those rainy days. Invest today and receive a $25 incentive!** GE Interest Plus is an investment in the senior, unsecured corporate debt of the General Electric Capital Corporation, whose outstanding senior debt is rated AAA by Standard & Poor’s Corporation and Aaa by Moody’s Investors Service. You should note that GE Interest Plus Notes are not a money market fund, which is generally a diversified fund consisting of investments in short-term debt securities of many companies. Unlike bank accounts and certificates of deposit, GE Interest Plus is not an FDIC-insured deposit. GE Interest Plus is not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program. It is possible to lose money if GE Capital is unable to pay its debts. Please see the prospectus for important investment information. The issuer has filed a registration statement (including a prospectus! [Registration Statement No. 333-135813] with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for complete information about the issuer and this offering. You may get these statements for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to mail you the prospectus if you call toll-free 1-800-433-4480. * Yields as of 1/5/09. Rates may be reset weekly, and one rate will apply to your entire investment beginning on the date of effectiveness. Yield reflects the annual rate of return on your investment. It assumes that interest is accrued daily and posted monthly, and that there are no additional investments or redemptions. Current rates and yields are available at www.geinterestplus.com. ** One lifetime incentive per Social Security number.